Exhibit 19.1

POLICY ON INSIDER TRADING

1.
Policy Statement

This Policy applies to all officers of UMB Financial Corporation and its subsidiaries (“UMB” or the “Company”), all members of the Company's Board of Directors and all employees of the Company. The Company may also determine that other persons should be subject to this Policy, such as contractors or consultants who have access to material nonpublic information. This Policy also applies to family members, other members of a person’s household and entities controlled by a person covered by this Policy, as described below. All such covered persons are collectively referred to as “Insiders.” Insiders who are in possession of material non-public information concerning UMB are prohibited from:

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Engaging in transactions, directly or indirectly, in any securities of UMB;
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Recommending transactions in any securities of UMB; and/or
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Disclosing the material nonpublic information to persons at UMB whose jobs do not require them to have the information, or outside of UMB to other persons, unless any such disclosure is made in accordance with UMB’s Policy on Fair Disclosure.

In addition, Insiders are prohibited from trading in securities of any other company with which UMB does or may do business (such as customers, suppliers, or acquisition candidates) if the Insider, in the course of such Insider’s employment or engagement with UMB, gained or is in possession of material nonpublic information about such other company.

In addition, the Company shall comply with applicable laws and regulations when transacting in UMB securities for its own benefit.

There are no exceptions to this Policy, except as specifically noted in the section “Designated Exceptions.” Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure), or small transactions, are not excepted from this Policy. The securities laws do not recognize any mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company's reputation for adhering to the highest standards of conduct.

2.
References – Industry Authoritative Sources

The Securities and Exchange Act of 1934 (as amended)

SEC Rule 10b5-1

UMB’s Policy on Fair Disclosure

3.
Objectives

The purpose of this Policy is to describe the standards and procedures that govern the trading of securities of UMB and other companies while in possession of material nonpublic information.

To further the business and risk management objectives of UMB, this Policy establishes a number of standards and procedures that go beyond the requirements of the applicable law. As a result, this Policy may not be read or construed as a recitation of applicable law. For clarity, this Policy shall not be interpreted as to allow activities that are contrary to applicable law.

4.
Scope

This Policy applies to all transactions by Insiders involving UMB’s securities, including common stock, options and any other securities that UMB may issue, such as preferred stock, notes, bonds and convertible securities, as well as to derivative securities relating to any of UMB’s securities, whether or not issued by UMB.

This Policy also applies to transactions by Insiders involving securities of any company with which UMB does or may do business if the Insider, in the course of such Insider’s employment or engagement with the Company, gained or is in possession of material nonpublic information about such company.

5.
Definitions

In this Policy, the following definitions apply:

The term “Cooling-off Period” means: (a) with respect to a Covered Person, the later of (i) 90 days after the adoption or modification of the Plan in question or (ii) two business days following the filing of the Form 10-Q or Form 10-K for the fiscal quarter in which the Plan was adopted or modified; provided however, that in no event shall the required cooling-off period exceed 120 days following adoption or modification of the Plan, and (b) with respect to any other Insider, thirty (30) days.

The term “Covered Person” means any director or executive officer of UMB who is required to report transactions in UMB securities pursuant to Section 16(a) and Rule 16a-1 of the Exchange Act.

The term “Exchange Act” means the Securities and Exchange Act of 1934, as amended.

The term “Insider” is defined in Section 1 of this Policy.

The term “material,” when used in connection with information, means that a substantial likelihood exists that (a) a reasonable investor would consider the information important in making an investment decision or (b) the information would be viewed by a reasonable investor as having significantly altered the total mix of information made available.

The term “nonpublic,” when used in connection with information, means that the information has not been disseminated in a manner making it available to investors generally.

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To be made public, information must be disseminated in a manner calculated to reach the securities marketplace in general through recognized channels of distribution, such as a Current Report on Form 8-K that is filed or furnished through the SEC or a press release that is widely disseminated, and investors are afforded a reasonable waiting period to react to the information.

The term “Plan” means a written plan, contract, instruction, or arrangement under Rule 10b5-1 of the Exchange Act.

The term “Policy” means this Policy on Insider Trading.

The term “SEC” means the U.S. Securities and Exchange Commission.

The term “UMB securities,” in the singular or the plural, includes UMB common stock or any other type of securities that UMB many issue (including preferred stock), as well as derivative securities that are not issued by UMB, such as exchange-traded put or call options or swaps relating to the securities of UMB.

The term “UMB” is defined in Section 1 of this Policy.

The term “UMBFC” means UMB Financial Corporation.

Unless otherwise expressly specified, any reference to an officer by title is to the officer(s) of UMBFC with that title.

6.
Roles and Responsibilities

Questions about this Policy, including its interpretation, must be submitted to the Corporate Legal Department. The Corporate Legal Department will resolve each question in consultation with applicable Insiders of UMB.

7.
Policy Requirements

General Policy on Insider Trading

(a) No Insider may, directly or indirectly, engage or offer to engage in any transaction in UMB securities while in possession of material nonpublic information about UMB.

(b) Subject to UMB’s Policy on Fair Disclosure, no Insider may communicate material nonpublic information about UMB to any other person, including family members and friends, or otherwise disclose such information without UMB’s authorization.

(c) No Insider may engage or offer to engage in any transactions in any security of any other company with which UMB does or may do business while in possession of material nonpublic information about that company that was obtained in the course of such Insider’s employment or engagement with UMB. No Insider who knows of any such material nonpublic information about any other company with which UMB does or may do business may communicate that information to, or tip, any other person, including family members or friends.

(d) Covered Persons must “pre-clear” all transactions in UMB securities in accordance with the procedures set forth below.

Blackout Periods

(a) Quarterly Blackout Periods

All Covered Persons and certain other Insiders who, in the judgment of management, regularly come in contact with material nonpublic information affecting UMB’s quarterly or annual earnings are prohibited from trading in Company securities during a period beginning on the 15th day of the month ending the fiscal quarter (March, June, September, and December) through two full trading days following the quarterly announcement of earnings information. All persons subject to the quarterly trading blackout period will be notified prior to the blackout; provided, however, that in no event shall failure to provide such notification excuse any Insider’s obligation to comply with known blackouts, other portions of this Policy, and any and all laws applicable to transactions by Insiders.

(b) Special Blackout Periods

From time to time, UMB may impose special blackout periods when other types of material nonpublic information regarding UMB or a company with which UMB does or may do business may be pending (such as mergers, acquisitions or dispositions, or regulatory events). While such information is pending, Insiders may be prohibited from trading in UMB securities, and/or the securities of the company, as applicable. If UMB imposes a special blackout period, it will notify the Insiders affected. Event-specific blackout periods will not be announced to the Company as a whole, and should not be communicated to any other person.

Rule 10B5-1 Plans

The blackout trading restrictions do not apply to transactions under a Plan that:

(i) has been reviewed and approved sufficiently in advance of any trades thereunder by the Corporate Secretary or Assistant Corporate Secretary of UMB Financial Corporation;

(ii) provides that no trades may occur thereunder until expiration of the applicable Cooling-off Period, which Cooling-off Period shall apply for any adoption, revision or modification of the Plan;

(iii) was entered into in good faith by the Insider and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1, at a time when the Insider was not in possession of material nonpublic information about UMB, and in the case of a Covered Person, includes representations by the Covered Person certifying compliance with the requirements of SEC Rule 10b5-1(c)(ii)(C);

(iv) (a) specifies the amount of securities to be purchased or sold and the price at which and the date on which the securities are to be purchased or sold; (b) includes a written formula or algorithm, or computer program, for determining the amount of securities to be purchased or sold and the price at which and the date on which the securities are to be purchased or sold; or (c) does not permit the person to exercise any subsequent influence over how, when, or whether to effect purchases or sales, provided that any other person who, pursuant to the Plan does exercise such influence must not have been aware of any material nonpublic information about UMB when doing so;

(v) complies with the “single plan” requirement of SEC Rule 10b5-1;

(vi) is not adopted during a blackout period;

(vii) requires the party entering into the Plan to act in good faith and to further confirm that the Plan is not being entered into as a part of a plan or scheme to evade compliance with federal and state securities laws, including but not limited to Section 10(b) of the Exchange Act and SEC Rule 10b5-1, as applicable; and

(viii) otherwise complies with the requirements of SEC Rule 10b5-1.

Any Insider having a Plan in effect for the sale of UMB securities may not sell UMB securities outside of the Plan, even if no blackout period is currently in effect, except for the Designated Exceptions. This includes Plans that have been documented but for which the Cooling-off Period is being observed.

Designated Exceptions

The trading restrictions of this Policy do not apply to any of the following (the “Designated Exceptions”):

(i) the exercise of UMB stock options using (a) a cash purchase, (b) the delivery of already-owned shares of shares of common shares to pay the option cost, taxes and fees (a swap), or (c) the sale of a minimum number shares acquired through the exercise to pay the option cost, taxes and fees (cashless hold);

(ii) investing 401(k) plan contributions in a UMB stock fund in accordance with the terms of the UMB 401(k) plan (provided, however, that any changes in the Insider’s investment election regarding UMB’s stock are subject to other terms of this Policy);

(iii) purchasing UMB shares through periodic, automatic payroll contributions to any UMB employee stock purchase plan (“ESPP”) (provided, however, that electing to enroll in the ESPP, making any changes in the Insider’s elections under the ESPP and selling any UMB stock acquired under the ESPP are subject to other terms of this Policy); and

(iv) transactions made pursuant to a Plan in accordance with SEC Rule 10b5-1, as discussed in Section “Rule 10b5-1 Plans.”

Bona fide gifts of securities are not transactions subject to this Policy; provided that the Insider shall not recommend any transactions in securities gifted during a blackout period.

Preclearance of Trades

Covered Persons are required to pre-clear any transaction in UMB securities with the UMBFC Corporate Secretary or Assistant Corporate Secretary. Covered Persons are also required to pre-clear transactions in UMB securities made by family members who reside with the Covered Person and entities that are controlled, directly or indirectly, by the Covered Person (such as corporations, partnerships and trusts). This requirement applies to all proposed transactions, including, for example:

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Purchases and sales in the open market
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Gifts

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Fund switching or reallocation transactions into or out of the UMB Stock Fund in the UMB 401(k) Savings Plan; and
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Electing to enroll in, making any changes to elections under, or selling any stock acquired under the ESPP.

Trading by UMB in UMB Securities

UMB itself shall comply with U.S. securities laws and regulations applicable to its own securities and trading activities, including with respect to the adoption of securities repurchase plans.

8.
Compliance

Any Insider who reasonably believes that this Policy may have been violated must report the matter as required by the UMB Financial Corporation Code of Ethics (Reporting Illegal and Unethical Behavior). UMB prohibits retaliation against any person who has made a good faith report or complaint of illegal or unethical conduct.

9.
Policy Enforcement

Suspected or known violations must be reported to the Corporate Legal Department. Any violation of this Policy may give rise to a claim for damages or other legal or equitable remedies, including criminal charges, and may constitute grounds for termination of employment or other disciplinary action by UMB (in the case of a person who is an employee) or termination or modification of agreements or other arrangements with UMB (in the case of a person who is not an employee).

10.
Exceptions

There shall be no exceptions to this Policy.

11.
Related Resources

Section 16 Policy